IMPERIAL CHEMICAL INDUSTRIES PLC

          GDEN CORPORATION

                                        May 21, 1995

          The Board of Directors of Grow Group, Inc.
          c/o Daniel E. Stoller, Esq.
          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue, 33rd Floor
          New York, NY  10022

          Dear Sirs:

                    We refer to your letter of May 17, 1995 setting out the rules and procedures for submission of proposals to acquire Grow Group, Inc. (the "Company").

                    We propose to increase the price payable in the offer being made pursuant to the Merger Agreement dated as of April 30, 1995 among the Company, Imperial Chemical Industries PLC and GDEN Corporation to US $22.00 per share of Common Stock of the Company.

                    We enclose the ICI Form of Amendment (as defined in your above mentioned letter) executed by both Imperial Chemical Industries PLC and GDEN Corporation.

                    If you wish to discuss any aspect of our proposal please telephone the undersigned at 212-450-4722 or Paul Kingsley at 212-450-4277.

                                        Yours faithfully,

                                        John K. Thompson